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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009

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Commission file number 1-8198

HSBC FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware _____________________________________ (State of incorporation)	86-1052062 ______________________________________________ (IRS Employer Identification Number)
26525 N. Riverwoods Boulevard Mettawa, Illinois ______________________________________________ (Address of principal executive offices)	60045 _____________________ (Zip Code)

Registrant's telephone number, including area code (224) 544-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

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HSBC Finance Corporation (“HSBC Finance” and, together with its subsidiaries, the “Registrant”) has previously disclosed its intention to sell its General Motors (“GM”) MasterCard receivables portfolio, its AFL-CIO Union Plus (“UP”) MasterCard/Visa portfolio and certain auto finance receivables to subsidiaries of its affiliate, HSBC USA Inc. (together with its subsidiaries, “HSBC USA”). In January 2009, HSBC USA received regulatory approval to purchase these portfolios. In accordance with such approvals, the following transactions occurred on the dates indicated:

GM Portfolio and UP Portfolio. On January 8, 2009, the Registrant sold the GM receivables portfolio, and the ownership interest in the depositor with respect to a related securitization trust, to HSBC USA for aggregate consideration of approximately $6,156 million, which included the assumption of approximately $2,700 million of indebtedness. The GM receivables portfolio sold consisted of receivables with an aggregate balance of approximately $6,292 million. On January 9, 2009, the Registrant sold the UP receivables portfolio, and the ownership interest in the depositor with respect to a related securitization trust, to HSBC USA for an aggregate purchase price of approximately $5,962 million, which included the assumption of approximately $3,378 million of indebtedness. The UP receivables portfolio sold consisted of receivables with an aggregate balance of approximately $6,089 million.

The consideration for each sale was determined on the basis of an independent valuation opinion. The Registrant retained the customer account relationships and will sell additional receivable originations generated under existing and future GM and UP accounts to HSBC USA on a daily basis at fair market value. The Registrant will service the GM and UP receivables for HSBC USA for a fee.

In future periods, the Registrant’s net interest income, fee income and provision for credit losses for credit card receivables will be reduced, while other income will increase as a result of recording gains from continuing sales of GM and UP credit card receivables and receipt of servicing revenue on the portfolios from HSBC USA.

Auto Finance Receivables. On January 9, 2009, the Registrant sold auto finance receivables with an aggregate balance of approximately $2,998 million to HSBC USA for an aggregate purchase price of approximately $2,758 million. The purchase price was determined on the basis of an independent valuation opinion. The Registrant will service the auto finance receivables sold for HSBC USA for a fee. In future periods, the Registrant’s net interest income, fee income and provision for credit losses for auto finance receivables will be reduced, while other income will increase as a result of receipt of servicing revenue on the auto finance receivables from HSBC USA.

Dividends. In connection with the initial transfer of GM and UP receivables and the transfer of auto finance receivables described above, the Registrant paid dividends to its immediate parent, HSBC Investments (North America) Inc., in an aggregate amount of approximately $1,080 million. This amount was subsequently contributed to subsidiaries of HSBC USA to provide capital support for the receivables purchased by such subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC FINANCE CORPORATION (Registrant)
By: /s/ Mick Forde Mick Forde Senior Vice President, General Counsel – Treasury and Assistant Secretary

Dated: January 13, 2009

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